Exhibit 10.2

[Letterhead of American Media, Inc.]

January 1, 2004

Via Federal Express

Paul Wachter, Esq.

Oak Productions, Inc.

c/o Main Street Advisors

3110 Main Street

Suite 300

Santa Monica, CA 90405

Re:    Agreement to Make Contributions

Dear Paul:

Based upon our recent conversations, this letter will confirm that for consideration received AMI agrees to make the following contributions annually over the next five years beginning in calendar year 2004.

1.	An annual contribution of $100,000 to the Arnold Classic
2.	An annual contribution of $250,000 to the Governor’s Counsel on Physical Fitness (this contribution may be made in part by David Pecker).

The aforementioned contributions shall be made prior to December 31 of each calendar year.

Very truly yours,

/s/ Michael B. Kahane
Michael B. Kahane